[Letterhead of Eksportfinans ASA]

EXHIBIT 5.1

Eksportfinans ASA
Dronning Mauds gate 15
N-0250 Oslo, Norway

April 26, 2004

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the Act) of $1,860,000,000 aggregate amount of debt securities (the Securities) of Eksportfinans ASA, a Norwegian company (the Company), I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion:

i.	The Company has been duly organized and is validly existing under the laws of the Kingdom of Norway.

ii.	When the Registration Statement has become effective under the Act, the Indenture relating to the Securities (the Indenture) has been duly authorized, executed and delivered, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally and to possible judicial action giving effect to governmental actions of foreign laws affecting creditors’ rights.

The foregoing opinion is limited to the laws of the Kingdom of Norway and I am expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of New York law, I have relied upon the opinion, dated the date hereof, of Allen & Overy, and my opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion.

I know that I am referred to under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement, and I hereby consent to such use of my name in the Registration Statement and any amendments (including post-effective amendments) thereto, to the incorporation by reference of this opinion and consent in any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and to the filing of this opinion with the Registration Statement as Exhibit 5.1 thereto. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act.

Very truly yours,

Jens O. Feiring, Esq.
Executive Vice President and Deputy Chief Executive Officer